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                                                                      EXHIBIT 99


[LOGO OF CARDIO DYNAMICS INTERNATIONAL CORPORATION]




                                   FOR IMMEDIATE RELEASE

                                   COMPANY CONTACT:
                                   Bonnie Dupuis, Manager, Investor Relations bdupuis@cardiodynamics.com
                                   (888)/522-2342, Ext. 1005



                    CARDIODYNAMICS (CDIC) RAISES $5 MILLION
                       IN COMMON STOCK PRIVATE PLACEMENT

San Diego, California - Friday, June 4, 1999 - CardioDynamics International Corporation (Nasdaq: CDIC), manufacturer of BioZ(R) noninvasive digital cardiac output monitoring systems, today announced that on May 28, 1999 it completed a $5 million private placement of common stock to institutional and accredited investors, providing the Company with capital to continue domestic and international sales and marketing expansion, funding of research and development, and support of ongoing clinical studies.

The financing was led by $1 million in investments by the Company's Board members, officers, and customers. Other participants included Domain Associates, L.L.C., a Princeton, New Jersey-based venture capital group and Veritas Societe Generale, the Company's largest institutional shareholder. Investors purchased the unregistered shares with a six-month holding restriction at $1.00 per share which represented a 27% discount to the closing bid price on May 28, 1999.

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"We are very pleased with the overwhelming success of this financing despite the difficult investment environment for medical-device companies," stated Michael
K. Perry, CardioDynamics' Chief Executive Officer. "The response to this offering greatly exceeded our expectations and was significantly over-subscribed. We are encouraged by the continued support of our Board and early investors and pleased to have Domain Associates involved in the further growth of the Company. This is a very exciting time for CardioDynamics, having achieved five consecutive quarters of increased sales, mandated Medicare reimbursement approval for our products, and the recent announcement of excellent clinical results for the BioZ.com."

CardioDynamics, with headquarters in San Diego, is committed to fundamentally changing the way hemodynamic monitoring is performed in healthcare. The Company's primary products, the BioZ(R) System, Portable BioZ(R), and BioZ.com(TM) utilize its proprietary Thoracic Electrical Bioimpedance (TEB) technology to noninvasively obtain data on a wide range of hemodynamic parameters. The worldwide market potential for the BioZ(R) products is estimated to be $4 billion, together with an additional $800 million in recurring annual revenue for disposables. For additional information, please refer to the Company's web site at www.cardiodynamics.com.
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FORWARD-LOOKING (SAFE HARBOR) STATEMENT::

Note: Except for the historical and factual information contained herein, this press release contains forward-looking statements, the accuracy of which are necessarily subject to uncertainties and risks, which include sole dependence on the BioZ product line, competition from Baxter Healthcare Corp. (manufacturer of the Swan-Ganz(TM) device), further capital requirements, and various uncertainties characteristic of companies just emerging from the development stage; as well as other risks detailed in the Company's filings with the SEC, including its 1998 Form 10-KSB. The Company does not undertake to update the disclosures contained in this press release.